Exhibit 4.31

FEDERAL SERVICE FOR SUPERVISION IN THE AREA OF COMMUNICATIONS

LICENSE

No. 33910

Licensee’s details:

Open Joint Stock Company

Mobile TeleSystems

Location:

109147, Moscow, 4 Marksistskaya Str.

Services:

Services of mobile radiotelephone communications in the public communication network

The enclosed License includes License terms on 3 pages.

This License is valid from	April 28, 1998	to	April 28, 2008

Service commencement date
(not later than)			October 28, 2000

Seal:        Federal Service for Supervision in the Area of Communications

Deputy Head of the
Federal Service for Supervision in the Area of Communications /signature/            S.A. Malyanov

Federal Service for Supervision in the Area of Communications

OPERATING TERMS
For License No. 33910**

1.             Mobile TeleSystems OJSC (the “Licensee”) shall comply with the expiry term of this License.

2.             The Licensee shall commence rendering communication services hereunder not later than October 28, 2000.

3.             The Licensee shall render the services of mobile radiotelephone communications in the public communication network (in the GSM-900/1800 standard) in accordance with this License only in the territories of the Karelia Republic, Nenetsk Autonomous District, Arkhangelsk, Vologda, Kaliningrad, Leningrad, Murmansk, Novgorod and Pskov regions and city of St. Petersburg.

4.             The Licensee under this License shall provide subscribers and/or users the following:*

a)             access to the Licensee’s communication network;

b)             connections through the Licensee’s mobile radiotelephone communication network for reception/transmission of voice and non-voice information providing communication continuity regardless the subscriber’s location, including in the course of subscriber’s relocation.

c)             connections with subscribers and/or users of public fixed-line telephone network;

d)             ability to use GSM-900/1800 mobile radiotelephone communication services outside the Licensed territory;

e)             access to telecommunication services offered by other operators whose networks interact with the Licensee’s network, except for the fixed-line operators, mobile radio and mobile radiotelephone communication operators;

f)              access to the information services system;

g)             ability to call emergency services free of charge and round-the-clock.

5.             The Licensee shall render communication services in accordance with the rules of rendering communication services adopted by the Government of the Russian Federation.

6.             In rendering the services, the Licensee shall comply with the regulations for interconnection and interfacing telecommunication networks adopted by the Government of the Russian Federation when connecting Licensee’s mobile radiotelephone network to the public communication network, connecting Licensee’s mobile radiotelephone network to other communication networks, accounting and traffic transmission over in Licensee’s mobile radiotelephone network, accounting and traffic transmission from /to other operators networks.

7.             This License is issued upon consideration of the application submitted to extend the term of License No. 10004 dated April 28, 1998 without a public bid (tender, competition). No license requirements regarding the compliance of Licensee’s commitments undertaken during the bid (tender, competition) for the respective license have been established.

Federal Service for Supervision in the Area of Communications

8.             The Licensee shall render the services hereunder in compliance with the terms established for the allocation of radio frequency bands, assignment of radio frequencies and radio frequency channels.

9.             The Licensee’s communication control system is required to meet the standards established by an authorized Federal executive body of respective competence for communication network control systems.

10.           The Licensee shall implement the requirements to communication networks and equipment necessary for operations and investigations established by the Federal executive body in the area of communications, as agreed with state bodies authorized to conduct operations and investigations, authorized Federal executive agency of respective competence for communication in coordination with state authorities in charge of surveillance operations, and shall ensure protection of the confidential organizational and tactical techniques used for such operations.

*              The services rendered hereunder may be accompanied by the provision of other services closely technologically connected with the services of mobile radiotelephone communications in the general communication network and aimed to increase their consumer value unless such services are subject to additional licensing.

**           This License is issued as an extension of the term of License No. 10004 dated October 28, 1998.

[Seal]
Deputy Head
Federal Service for Supervision in the Area of Communications /signature/            S.A. Malyanov